As filed with the Securities and Exchange Commission on December 5, 2023.

Registration No. 333-180518

Registration No. 333-252682

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-180518

FORM S-3 REGISTRATION STATEMENT NO. 333-252682

UNDER THE SECURITIES ACT OF 1933

Orbital Infrastructure Group, Inc.

(Exact name of registrant as specified in its charter)

Texas	84-1463284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5444 Westheimer Road

Suite 1650

Houston, TX 77056

(832) 467-1420

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James F. O’Neil, Chief Executive Officer

Orbital Infrastructure Group, Inc.

5444 Westheimer Road

Suite 1650

Houston, TX 77056

(832) 467-1420

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rosebud Nau, Esq.

Haynes and Boone, LLP

2801 N. Harwood Street

Suite 2300

Dallas, Texas 75201

(214) 651-5000

Approximate date of commencement of proposed sale to the public: N/A. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed by Orbital Infrastructure Group, Inc. (the “Company”) to deregister all securities remaining unsold or otherwise unissued under the following Registration Statements on Form S-3 (the “Registration Statements”) previously filed by the Company with the Securities and Exchange Commission (the “SEC”). Note that the share numbers listed below do not take into account corporate actions, such as reverse stock splits, taken in the interim:

●	Registration Statement No. 333-180518, pertaining to the registration of 570,000 shares of common stock, which was filed with the SEC on April 2, 2012; and

●

Registration Statement No. 333-252682, pertaining to the registration of an indeterminate principal amount or number of common stock, preferred stock, debt securities, warrants, rights, and units of the Company, with an aggregate offering price not to exceed $150,000,000, which was originally filed with the SEC on February 3, 2021 and amended on February 24, 2021 and April 6, 2021.

As previously disclosed, on August 23, 2023, the Company and certain of its subsidiaries filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). The Chapter 11 Cases are being jointly administered under the caption “In re: Orbital Infrastructure Group, Inc., et al.,” Case No. 23-90763. On November 28, 2023, the Bankruptcy Court entered its order confirming the Second Amended Combined Disclosure Statement and Joint Chapter 11 Plan of Liquidation of Orbital Infrastructure, Inc. et al (the “Confirmed Plan”). The Company expects the Confirmed Plan to become effective on December 6, 2023.

In connection with the foregoing, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 5, 2023.

Orbital Infrastructure Group, Inc.

By:	/s/ James F. O’Neil
Name:	James F. O’Neil
Title:	Chief Executive Officer